Exhibit 10.2

SECOND AMENDED AND RESTATED

2006 EMPLOYEE RESTRICTED STOCK PLAN

1. PURPOSE OF THE PLAN

The purpose of this MCG Capital Corporation 2006 Employee Restricted Stock Plan (this “Plan”) is to advance the interests of MCG Capital Corporation (the “Company”) and its consolidated subsidiaries by providing to employees of the Company and its consolidated subsidiaries additional incentives, to the extent permitted by law, to exert their best efforts on behalf of the Company, to increase their proprietary interest in the success of the Company, to reward outstanding performance and to provide a means to attract and retain persons of outstanding ability to the service of the Company. It is recognized that the Company’s efforts to attract or retain these individuals will be facilitated with this additional form of compensation.

2. ADMINISTRATION

This Plan shall be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (“Board”), which Committee is comprised solely of directors who are not interested persons of the Company within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “Act”). A “required majority,” as defined in Section 57(o) of the Act, must approve each award under this Plan. The Committee shall interpret this Plan and, to the extent and in the manner contemplated herein, shall exercise the discretion reserved to it hereunder. The Committee from time to time may prescribe, amend and rescind rules and regulations relating to this Plan and may make and approve all other determinations necessary for its administration. The decision of the Committee on any interpretation of this Plan or administration hereof, if in compliance with the provisions of the Act and regulations promulgated thereunder, shall be final and binding with respect to the Company.

3. SHARES SUBJECT TO THE PLAN

The shares subject to this Plan shall be shares of the Company’s common stock, par value $0.01 per share (“Shares”). Subject to the provisions hereof concerning adjustment, the total number of shares that may be awarded as restricted shares under this Plan shall not exceed 3,500,000 Shares. Any Shares that are granted pursuant to an award of restricted stock under this Plan but that are subsequently forfeited pursuant to the terms of the Plan or an award agreement shall again be available for granting under this Plan. Shares may be made available under this Plan from authorized, un-issued, forfeited or reacquired stock or partly from each. Shares granted pursuant to an award of restricted stock that are used to settle withholding obligations, pursuant to section 10.E infra, shall be counted against the number of shares available under the Plan.

4. PARTICIPANTS

(A) Employees. The Committee shall determine and designate from time to time those employees of the Company and its consolidated subsidiaries who shall be eligible to participate in this Plan (the “Participants”). The Committee shall also determine the number of Shares to be offered from time to time to the Participants. In making these determinations, the Committee may take into account, among other things, the past service of such Participants on behalf of the Company and its consolidated subsidiaries, the present and potential contributions of such Participants to the success of the Company and its consolidated subsidiaries and such other factors as the Committee from time to time shall deem relevant in connection with accomplishing the purposes of this Plan.

(B) Award Agreements. All Shares of restricted stock granted to Participants under the Plan will be governed by an agreement. The agreement documenting the award of any restricted stock granted pursuant to this Plan shall contain such terms and conditions as the Committee from time to time shall deem advisable, including but not limited to the lapsing of forfeiture restrictions, only in such installments as the Committee may determine or otherwise prescribe. Agreements governing awards made to different Participants or at different times need not contain similar provisions. In the case of any discrepancy between the terms of the Plan and the terms of any award agreement, the Plan provisions shall control.

5. RESTRICTED STOCK

Each agreement governing an award of restricted stock shall state the number of Shares subject to the award, the terms and conditions pursuant to which such Participant shall acquire a non-forfeitable right to the Shares awarded as restricted stock through the lapsing of forfeiture provisions and the timing of the lapsing of forfeiture provisions, all as from time to time determined or otherwise prescribed by the Committee. Shares awarded as restricted stock to some or all of the Participants, as determined from time to time by the Committee, may be subject to forfeiture provisions relating to continued employment during stated periods of time and may also include forfeiture provisions relating to the achievement of one or more objective performance goals based upon attainment of specified levels of any one or more of the following business criteria: dividend coverage, operating income, growth in operating income, capital gains, asset quality, levels of non-accrual or other challenged investments, and/or investment charge-offs and/or may also include any one or more of the following additional business criteria: asset growth, revenue, revenue growth, operating efficiency, division, group or corporate financial goals, total shareholder return, attainment of strategic and operational initiatives, appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company, and/or comparisons with various stock market indices. The Committee shall have the power to impose such other conditions or restrictions on awards subject to this Section as it may deem necessary or appropriate to ensure that such awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

6. LIMITATIONS ON RESTRICTED STOCK AWARDS

Grants of restricted stock awards shall be subject to the following limitations:

(A) No one Participant shall be granted awards of restricted stock relating to more than 25% of the Shares available for issuance under this Plan.

(B) In any fiscal year, no Participant may be granted awards under this Plan related to more than 500,000 Shares.

(C) The total number of shares that may be outstanding as restricted shares under all of the Company’s compensation plans (including shares granted pursuant to an award of restricted stock that are used to settle withholding obligations) shall not exceed ten (10) percent of the total number of Shares authorized and outstanding at any time.

(D) The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights, together with any restricted stock issued pursuant to this Plan and any other compensation plan of the Company (including shares granted pursuant to an award of restricted stock that are used to settle withholding obligations), at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company, provided, however, that if the amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights issued to the Company’s directors, officers, and employees, together with any restricted stock issued pursuant to this Plan and any other compensation plan of the Company (including shares granted pursuant to an award of restricted stock that are used to settle withholding obligations), would exceed 15% of the outstanding voting securities of the Company, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights, together with any restricted stock issued pursuant to this Plan and any other compensation plan of the Company (including shares granted pursuant to an award of restricted stock that are used to settle withholding obligations), at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company.

7. TRANSFERABILITY OF RESTRICTED STOCK

While subject to forfeiture provisions, Shares of restricted stock granted under this Plan shall not be transferable other than to the spouse or lineal descendants (including adopted children) of the Participant, any trust for the benefit of the Participant or the benefit of the spouse or lineal descendants (including adopted children) of the Participant, or the guardian or conservator of the Participant (“Permitted Transferees”).

8. TERMINATION OF RESTRICTED STOCK AWARDS

A Participant’s rights to Shares awarded as restricted stock under this Plan shall, under all circumstances, be set forth in the agreement governing the award of such Shares of restricted stock.

9. EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN

Subject to any required action by the shareholders of the Company and the provisions of applicable corporate law, the number of Shares that has been authorized or reserved for issuance, grant or award under this Plan and the number of Shares covered by any applicable vesting or forfeiture schedule hereunder, shall be proportionately adjusted for (a) a division, combination or reclassification of any of the Shares or (b) a dividend payable in Shares. Such adjustments will not be made unless the Company receives an exemptive order from the Securities and Exchange Commission (the “Commission”) or written confirmation from the staff of the Commission that the Company may do so.

10. MISCELLANEOUS PROVISIONS

(A) The Board will review the Plan at least annually. In addition, the Committee will review periodically the potential impact that issuances of awards under this Plan could have on the Company’s earnings and net asset value per Share, such review to take place prior to any decisions to grant awards under this Plan, but in no event less frequently than annually.

(B) The Committee is authorized to take appropriate steps to ensure that neither the grant of nor the lapsing of the forfeiture restrictions on awards under this Plan would have an effect contrary to the interests of the Company’s stockholders. This authority includes the authority to prevent or limit the granting of additional awards under this Plan.

(C) The granting of any award under the Plan shall not impose upon the Company any obligation to employ or continue to employ any Participant, and the right of the Company and its subsidiaries to terminate the employment of any Participant or other employee shall not be diminished or affected by reason of the fact that an award has been made under the Plan to such Participant.

(D) All awards under this Plan shall be made within ten years from the earlier of the date of adoption of this Plan (or any amendment thereto requiring shareholder approval pursuant to the Code) or the date this Plan (or any amendment thereto requiring shareholder approval pursuant to the Code) is approved by the stockholders of the Company.

(E) Each Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of common stock under an award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, a Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any Shares on release from forfeiture of an award. If approved by the Board or the Committee in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of the Company’s common stock, including shares retained from the award creating the tax obligation, valued at their fair market value as of the date of the transaction; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations. Shares of common stock used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. Consistent with Section 409A of the Internal Revenue Code, the Company will use the closing sales price of its shares of the Company’s common stock on the NASDAQ Global Select Market (or any other such exchange on which its shares of common stock may be traded in the future) as “fair market value” for all purposes under the Plan.

(F) A leave of absence granted to an employee does not constitute an interruption in continuous employment for purposes of this Plan as long as the leave of absence does not extend beyond 12 complete calendar months.

(G) Any notices given in writing shall be deemed given if delivered in person or by certified mail; if given to the Company addressed to its Corporate Secretary at MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209.

(H) This Plan and all actions taken by those acting under this Plan shall be governed by the substantive laws of Delaware without regard to any rules regarding conflict-of-law or choice-of-law.

(I) All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Company.

11. AMENDMENT AND TERMINATION

The Board may modify, revise or terminate this Plan at any time and from time to time, subject to applicable requirements in (a) the Company’s articles of incorporation or by-laws and (b) applicable law and orders. The Board shall seek stockholder approval of any action modifying a provision of the Plan where it is determined that such stockholder approval is appropriate under the provisions of (a) applicable law or orders, or (b) the Company’s articles of incorporation or by-laws. This Plan shall terminate when all Shares reserved for issuance hereunder have been issued and the forfeiture restrictions on all restricted stock awards have lapsed, or by action of the Board pursuant to this paragraph, whichever shall first occur.

12. EFFECTIVE DATE OF THE PLAN

The Plan shall become effective upon the latest to occur of (1) approval by the Board as a whole, as well as the required majority of the Company’s directors within the meaning of Section 57(o) of the Act, and (2) approval of this Plan by the shareholders of the Company.

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